CORPORATE GUARANTY

FOR VALUE RECEIVED, the receipt and sufficiency is hereby acknowledged, and with the knowledge that but for this corporate guaranty (this "Guaranty") Keith Kesheneff and Kathryn Kesheneff (collectively, the "Holder") would not enter into that certain Stock Purchase Agreement executed on July 5, 2007 and effective as of June 30, 2007 (the "SPA"), to induce further the Holder to enter into the SPA and to accept the Convertible Promissory Note and any other promissory notes to be made pursuant to the SPA, SECURE SYSTEM, INC., a New Jersey corporation ("Secure") hereby absolutely and unconditionally guarantees certain obligations to the Holder as follows:

1.  The Convertible Note. Secure hereby absolutely and unconditionally guarantees to the Holder the prompt payment and performance of all obligations of Somerset International Group, Inc. ("Somerset") arising out of the Convertible Promissory Note in the original principal amount of $250,000, made and given to the Holder pursuant to paragraph 4(a)(ii) of the SPA, together with any extensions, renewals or replacements thereof.

2.  The EBITDA Adjustment Note. The SPA provides for the post closing execution of a promissory note (the "EBITDA Adjustment Note") by Somerset upon the satisfaction of certain conditions. In the event that Somerset executes a promissory note payable to the Holder pursuant to the terms of Paragraph 4(b)(iv) of the SPA, then Secure absolutely and unconditionally guarantees to the Holder the prompt payment and performance of all obligations of Somerset arising out of the EBITDA Adjustment Note, together with any extensions, renewals or replacements thereof.

3.  The Net Current Asset Note. The SPA provides for the post closing execution of a promissory note (the "Net Current Asset Note") by Somerset upon the satisfaction of certain conditions. In the event that Somerset executes a promissory note payable to the Holder pursuant to the terms of Paragraph 4(b)(iii) of the SPA, then Secure absolutely and unconditionally guarantees to the Holder the prompt payment and performance of all obligations of Somerset arising out of the Net Current Asset Note, together with any extensions, renewals or replacements thereof.

4.  The Indebtedness. The Convertible Note, the EBIDTA Adjustment Note, and the Net Current Asset Note shall individually and collectively be referred to as "the Indebtedness". No act or thing need occur to establish the liability of Secure hereunder, and no act or thing, except full payment and discharge of all Indebtedness, shall in any way exonerate Secure, or modify, reduce, limit or release the liability of Secure hereunder.

5.      Corporate Purpose. This Guaranty is given for a legitimate corporate purpose of Secure. Secure represents and warrants to the Holder that Secure has a direct and substantial interest in the SPA and in the financial accommodations that resulted in the creation of Indebtedness that is guaranteed hereby.

6.  Dissolution and/or Insolvency. If Secure shall be dissolved or shall be or become insolvent (however defined) or attempt revoke this Guaranty, then the Holder shall have the right to declare immediately due and payable, and Secure will forthwith pay to the Holder, the full amount of all Indebtedness, whether due and payable or unmatured. If Secure voluntarily commences or there is commenced involuntarily against Secure a case under the United States Bankruptcy Code, the full amount of all Indebtedness, whether due and payable or unmatured, shall be immediately due and payable without demand or notice thereof.

7.  Pledge of Vanwell Shares. Secure's obligations hereunder shall be secured by a pledge of certain common stock of Vanwell Electronics, Inc. (the "Pledged Shares") pursuant to the terms of a certain Stock Pledge and Escrow aAreement dated the date hereof (the "Pledge Agreement"). Any breach or default under this Guaranty shall be deemed to be a default under the Pledge Agreement and, conversely, any breach or default under the Pledge Agreement shall be deemed to be a default under this Guaranty.

8.  Change in Affiliate Relationship. Whether or not any existing relationship between Secure and Somerset changes or ends, the Holder may, but shall not be obligated to, enter into transactions resulting in the continuance of the Indebtedness, without any consent or approval by Secure, and without notice to Secure. The liability of Secure shall not be affected or impaired by any of the following acts or things (which the Holder is expressly authorized to do, omit or suffer from time-to-time, without notice to or approval by Secure): (a) any acceptance of collateral security, adding guarantors, accommodation parties, or sureties for any or all Indebtedness; (b) any one or more extensions or renewals of the Indebtedness (whether or not for longer than the original period) or any modification of the interest rates, maturities or other contractual terms applicable to any Indebtedness; (c) any waiver, adjustment, forbearance, compromise or indulgence other than a release of liability granted to Borrower, any delay or lack of diligence in the enforcement of Indebtedness, or any failure to institute proceedings, file a claim, give any required notices or otherwise protect any Indebtedness; (d) any full or partial release of, settlement with, or agreement not to sue, Borrower or any other guarantor or other person liable in respect of any Indebtedness; (e) any failure to obtain collateral security (including rights of setoff) for Indebtedness, or to see to the proper or sufficient creation and perfection thereof, or to establish the priority thereof, or to protect, insure, or enforce any collateral security; or any release, modification, substitution, discharge, impairment, deterioration, waste, or loss of any collateral security; (f) any foreclosure or enforcement of any collateral security; (g) any transfer of any Indebtedness or any evidence thereof; (h) any order of application of any payments or credits upon Indebtedness; and/or (i) any election by the Holder under Section 111 1(b)(2) of the United States Bankruptcy Code.

9.  Continuation of Obligation. Secure further agrees that it shall be and remain obligated to pay and/or perform the Indebtedness even though any other person or entity obligated to pay the Indebtedness, including but not limited to Somerset, has such obligation discharged in bankruptcy or otherwise discharged by law. In such event, the "Indebtedness' shall include post-bankruptcy petition interest and attorneys' fees actually incurred and any other amounts which Borrower is discharged from paying or which do not accrue to Indebtedness due to Borrower's discharge, and Secure shall remain obligated to pay such amounts as fully as if Borrower's obligations had not been discharged.

10.  Limitation of Subrogation Rights. Secure will not exercise any rights which it may have acquired by way of subrogation under this Guaranty or otherwise, by any payment made hereunder or otherwise, unless and until all of the Indebtedness hereby guaranteed shall have been performed, observed or paid in full, and if any payment shall be made to the Guarantors on account of such subrogation rights at any time when all of the Indebtedness so to be performed or observed shall not have been performed, observed or paid in full, each and every amount so paid will be forthwith paid to the Holder to be credited and applied to the Indebtedness.

11.  Execution of Additional Documents. Secure agrees that, at any time or from time to time, upon the request of the Holder, it will promptly execute and deliver any and all such further instruments and documents and do such further acts as the Holder may request in order to more effectively carry out the purposes hereof.

12.  Costs and Attorney Fees. Secure will pay or reimburse the Holder for all costs and expenses (including reasonable attorneys' fees and legal expenses actually incurred by the Holder in connection with the protection, defense or enforcement of this Guaranty in any litigation or bankruptcy or insolvency proceedings).

13.  Waiver of Presentment, etc. SECURE WAIVES PRESENTMENT, DEMAND FOR PAYMENT, NOTICE OF DISHONOR OR NONPAYMENT, AND PROTEST OF ANY INSTRUMENT EVIDENCING INDEBTEDNESS. THE HOLDER SHALL NOT BE REQUIRED FIRST TO RESORT FOR PAYMENT OF THE INDEBTEDNESS TO SOMERSET OR TO ANY OTHER PERSONS OR THEIR PROPERTIES, OR FIRST TO ENFORCE, REALIZE UPON, OR EXHAUST ANY OTHER COLLATERAL SECURITY FOR INDEBTEDNESS, BEFORE ENFORCING THIS GUARANTY.

14.  Cumulative Rights. The liability of Secure under this Guaranty is in addition to and shall be cumulative with all other liabilities of Secure to the Holder under any other agreement including, but not limited to, the SPA, or as a separate guarantor or otherwise, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary. The effect of this Guaranty is to authorize the Holder to enforce the Indebtedness as if same were a principal obligation of Secure.

15.  Corporate Authority. Secure represents and warrants to the Holder that: (a) Secure is a corporation duly organized and existing in good standing and has full power and authority to make and deliver this Guaranty; (b) the execution, delivery and performance of this Guaranty by Secure have been duly authorized by all necessary action of its directors and shareholders and do not and will not violate the provisions of, or constitute a default under, any presently applicable law or its articles of incorporation or by-laws or any agreement presently binding on it; (c) this Guaranty has been duly executed and delivered by the authorized officers of Secure and constitutes its lawful, binding and legally enforceable obligation (subject to the United States Bankruptcy Code and other similar laws generally affecting the enforcement of creditors' rights); and (d) the authorization, execution, delivery and performance of this Guaranty do not require notification to, registration with, or consent or approval by, any federal, state or local regulatory body or administrative agency.

16.  Notices. Any notice pursuant to this Guaranty required to be given or made shall be sufficiently given or made if sent by certified or registered mail, postage prepaid, addressed as follows:

To Secure:

Secure System, Inc.

c/o Somerset International Group
90 Washington Valley Road
Bedminster, NJ 07921
Attn: John X. Adiletta, Chief Executive Officer

with a copy to:

Picinich & McClure, Esqs.
139 Harristown Road, Suite 101
Glen Rock, New Jersey 07542
Attn: William R. McClure, Esq.

To the Holder:

Mr & Mrs. Keith Kesheneff
57 Yacht Club Drive
Lake Hopatcong, New Jersey 07849

with a copy to.

Brown, Moskowitz & Kallen, P.C.
75 Main Street, Suite 203
Millburn, New Jersey 07041
Attn: Stuart M. Brown, Esq.

17.  Effectiveness. This Guaranty shall be effective upon delivery to the Holder, without further act, condition or acceptance by the Holder, shall be binding upon Secure and the successors and assigns of Secure, and shall inure to the benefit of the Holder, all successors, and assigns. Secure waives all required notice of the Holder's acceptance hereof.

18.    Partial Invalidity. Any invalidity or unenforceability of any provision or application of this Guaranty shall not affect other lawful provisions and application hereof, and to this end the provisions of this Guaranty are declared to be severable. Except allowed by the terms herein, this Guaranty may not be waived, modified, amended, terminated, released or otherwise changed except by a writing signed by Secure and the Holder.

19.  Arbitration. In the event that there shall be a dispute among the parties arising out of or relating to this Guaranty, the parties agree that such dispute shall be resolved by final and binding arbitration before one arbitrator if such dispute involves an amount of less than $100,000 and if such dispute involves an amount equal to or in excess of $100,000 then before a panel of three arbitrators, in either case, in Somerset County, New Jersey, administered by the American Arbitration Association ("AAA"), in accordance with AAA's commercial rules of practice then in effect. Any award issued as a result of such arbitration shall be final and binding between the parties thereto, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought. The arbitrator shall have the authority in his or her discretion to award to the prevailing party the fees and expenses of such arbitration (including reasonable attorneys' fees) or any action to enforce an arbitration award.

20.  Singular, Plural. The singular and plural form shall be interchangeable herein except where specific contextual reference is otherwise required.

21.    Governing Law. This Guaranty shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to the choice of law doctrine of such state.

IN WITNESS WHEREOF, the parties have entered into this Corporate Guaranty Agreement as of the date set forth on the first page.

Guarantor:

ATTEST:	SECURE SYSTEM, INC.

By: ___________________________
John X. Adiletta, Secretary	John X. Adiletta, CEO

Holders:

Keith Kesheneff	Kathryn Kesheneff